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                                                                   EXHIBIT 10(q)
                              EMPLOYMENT AGREEMENT


         AGREEMENT made this 1st day of October, 1995, by and between The Morningstar Group Inc. (hereinafter "Company") and Michael J. Cramer (hereinafter "Employee").

         WHEREAS, Company is a Delaware corporation in the business, through its various subsidiaries of manufacture, processing and distribution of specialty dairy products throughout the United States and,

         WHEREAS, Employee is and has been employed as the Executive Vice President, Secretary and General Counsel of the Company and,

         WHEREAS, Company is desirous of contracting with Employee to assure he will continue his employment with Company and/or its subsidiaries and,

         WHEREAS, Employee is desirous of continuing his employment with Company and/or its subsidiaries.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties above-named do hereby agree as follows:

         1. Position and Duties. Company hereby agrees to employ Employee and Employee agrees to be employed by Company as the Executive Vice President and Secretary of its related operations and subsidiaries. Employee shall have responsibility for the administrative and legal affairs of the Company and its subsidiaries and shall report to the CEO and to the Board of Directors of the Company.






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         Employee shall devote sufficient time, attention and energies to the business of Company to accomplish his duties herein and except as otherwise provided in this Agreement, shall not be engaged in any activity or have any ownership interest in any business in competition with Company or potentially in competition with Company.

         2. Term of Agreement. This Agreement shall commence on October 1, 1995, and continue until terminated pursuant to Section 4 hereof.

         3. Compensation and Benefits. The Company shall pay to the Employee an annual compensation package based on the salary, bonus and allowances, if any, (the "Compensation") earned by the Employee for the year 1995 (whether paid in 1995 or otherwise). In computing the Compensation to be paid, the Compensation actually paid to Employee shall be annualized (the "Annual Compensation").

         Further, the Company shall provide Employee such benefits as the Company provides to its other employees similarly situated.

         To the extent this Agreement is not terminated pursuant to Section 4, the Company shall review the Annual Compensation and make appropriate adjustments when its other management level employees are reviewed.

         4.      Termination.

                 a. By Company. The Company, by action of its Board of Directors may terminate Employee's employment hereunder but only for Cause. Cause shall be defined as the death of Employee or the disability of Employee, which disability continues for a period of six
         (6) months; misappropriation by Employee of Company's assets or other willful misconduct or bad faith in disregard of Employee's material duties to Company or the gross neglect by Employee of the performance of his duties.





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                          In the event of Employee's termination by Company
         without Cause, Company shall pay to Employee within seven (7) days of said termination an amount equal to 1.5 times Employee's Annual Compensation for the last full year of employment but in no event less than the sum of Two Hundred Thousand ($200,000) Dollars. Further, Employee's medical and dental insurance shall be maintained by the Company for a period of one year on the same terms and conditions which existed prior to Employee's termination.

                 b. By Employee. Employee may terminate this Agreement at any time by giving written notice to Company at such place it may from time to time designate in writing. Written notice shall be at least One Hundred Twenty (120) days prior to said proposed date of termination. This notice provision shall be Sixty (60) days if the Company sells a majority of its assets, if a majority of the Company's shares are sold or if control of a majority of the Company's shares changes or occurs through merger, sale, consolidation, or any like occurrence or event (a "Sale").

                          In the event of a Sale, this Agreement shall, at Employee's option terminate and Employee shall be paid at closing of the Sale the sum calculated in accordance with Section 4(a) hereof as if Employee was terminated without Cause. Notwithstanding the above right of the Employee to terminate, the Employee agrees that he will remain with the Company for up to 6 months after a Sale upon request of the Company. In such event, Employee will receive, in addition to the sum calculated in accordance with Section 4(a), compensation for the period worked after the Sale at Employees' normal rate and on the same basis.





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                 5.       Binding Effect; Assignment.  This Agreement shall be
         binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. Employee shall not assign any of his rights under this Agreement. The rights and liabilities of Company hereunder shall inure to the benefit of, and shall be assumed by and binding upon, any successor or assignee of the Company whether by sale or transfer of controlling shares of Company, merger or consolidation of the Company with another corporation, by sale of 50% or more of the assets of Company or any like occurrence or event.

                 6. Entire Agreement; Amendment. This Agreement is the entire agreement between the parties regarding the subject matter hereof and supersedes any understandings or agreements whether oral or written. Any changes to this Agreement must be made in writing and signed by both parties.

                 7. Waiver. Failure by either party to insist on strict enforcement of any provision of this Agreement on one or more occasions shall not be construed as a waiver of such provision and shall not deprive the party of the right to require compliance with the provision of the future.

                 8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or any other provision.

                 9. Applicable Law. This Agreement shall be governed and construed under and in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first written above.

                                                 EMPLOYEE

                                                 /s/ MICHAEL J. CRAMER
                                                 ------------------------------
                                                 Michael J. Cramer





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                                                 COMPANY



                                                 By: /s/ C. DEAN METROPOULOS
                                                    ---------------------------
                                                    C. Dean Metropoulos, CEO





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